EXHIBIT 12.2





                         ARIZONA PUBLIC SERVICE COMPANY
                    COMPUTATION OF EARNINGS TO FIXED CHARGES
                             (THOUSANDS OF DOLLARS)

                                                            Twelve Months Ended
                                       -------------------------------------------------------------
                                                                December 31,
                                       -------------------------------------------------------------

                                          1998         1997         1996         1995         1994
                                          ----         ----         ----         ----         ----
Earnings:
    Net Income .....................   $ 255,247    $ 251,493    $ 243,471    $ 239,570    $ 243,486
    Income taxes (1) ...............     159,456      153,324      132,961      141,267      177,244
    Fixed Charges ..................     188,568      195,055      203,855      214,768      213,581
                                       ---------    ---------    ---------    ---------    ---------
      Total ........................   $ 603,271    $ 599,872    $ 580,287    $ 595,605    $ 634,311
                                       =========    =========    =========    =========    =========

Fixed Charges:
    Interest expense ...............   $ 144,695    $ 150,335    $ 158,287    $ 168,175    $ 166,045
    Amortization of debt discount,
      premium and expense ..........       7,580        7,791        8,176        8,622        8,854
    Estimated interest portion of
      annual rents (2) .............      36,293       36,929       37,392       37,971       38,682
                                       ---------    ---------    ---------    ---------    ---------
      Total ........................   $ 188,568    $ 195,055    $ 203,855    $ 214,768    $ 213,581
                                       =========    =========    =========    =========    =========

Ratio of Earnings to Fixed Charges
    (rounded down) .................        3.19         3.07         2.84         2.77         2.96
                                       =========    =========    =========    =========    =========

(1) Income Taxes:
    Charged to operations ..........   $ 192,207    $ 184,737    $ 178,513    $ 178,865    $ 168,202
    Charged (credited) to other
      accounts .....................     (32,751)     (31,413)     (45,552)     (37,598)       9,042
                                       ---------    ---------    ---------    ---------    ---------
      Total ........................   $ 159,456    $ 153,324    $ 132,961    $ 141,267    $ 177,244
                                       =========    =========    =========    =========    =========

(2) Estimated  interest portion of
    Unit 2 lease payments included
    in estimated interest portion of
    annual rentals .................   $  34,315    $  34,720    $  35,083    $  35,422    $  35,710
                                       =========    =========    =========    =========    =========